SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

          Filed by the Registrant [X]
          Filed by a Party other than the Registrant [ ]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [X]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                          THE STUDENT LOAN CORPORATION
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [X]  No fee required.
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          applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

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               3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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               4)  Proposed maximum aggregate value of transaction:

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          [ ]  Fee paid previously with preliminary materials.
          [ ]  Check box if any part of the fee is offset as provided by
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               4)   Date Filed:

          .................................................................

[LOGO]

99 Garnsey Road
Pittsford, New York 14534



April 6, 1998


Dear Stockholder:

      You are cordially invited to the Annual Meeting of Stockholders of The Student Loan Corporation.

      It will be held on Friday, May 8, 1998 at 11:00 a.m. at One Court Square, 50th Floor, Long Island City, New York 11120.

      We urge you to attend, if at all possible, since the Annual Meeting is an excellent opportunity for you and your management to discuss your corporation's progress in person. If you cannot attend in person, please vote your preferences on the enclosed proxy card and return it promptly.



Sincerely,



/s/ Bill Beckmann
Bill Beckmann
President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


Date:      Friday, May 8, 1998
Time:      11:00 a.m.
Place:     One Court Square
           50th Floor
           Long Island City, New York 11120



      At the Annual Meeting, the following proposals are on the agenda for action by the stockholders:

      o To elect two directors to hold office until the annual meeting in the year 2001, and until the election and qualification of their successors;

      o To ratify the selection of KPMG Peat Marwick LLP as independent auditors; and

      o To transact such other business as may properly come before the meeting.

      Please complete the proxy card and return it promptly in the enclosed envelope. If you do decide to attend the meeting, you can withdraw your proxy and vote in person at that time. Voting is by secret ballot. Stockholders of record at the close of business (5:00 P.M., Eastern Time) on March 31, 1998 are entitled to one vote for each share held. A list of these stockholders will be available for inspection for 10 days preceding the meeting at 425 Park Avenue, 2nd Floor, New York, New York 10043, and also will be available for inspection at the meeting itself.


By order of the Board of Directors,


/s/ Stephen E. Dietz
Stephen E. Dietz
Secretary

PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of The Student Loan Corporation (the "Corporation"). These proxies will be voted at the Annual Meeting of Stockholders of the Corporation on May 8, 1998. Stockholders of record at the close of business (5:00 P.M., Eastern Time) on March 31, 1998 are entitled to one vote for each share held. On that date there were 20,000,000 shares of the Corporation's common stock outstanding and eligible to vote. This Proxy Statement and Form of Proxy are first being sent to stockholders on April 6, 1998.


I. DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTOR

     The Corporation has six directors. The term of office of two of the six directors will expire at the Annual Meeting and, accordingly, two nominees have been proposed for election as directors of the Corporation. The affirmative vote of a plurality of the votes cast at the Annual Meeting by stockholders entitled to vote thereon is required for the election of each nominee as a director of the Corporation.

      The following information with respect to each nominee or director is set forth below: name, age, positions and offices held by the nominee or director of the Corporation, principal occupation, certain other of the nominee's or director's activities and term of office as director. Messrs. Gallant and Levinson and Ms. Williamson are officers of Citicorp or its subsidiaries, Citibank, N.A. or Citicorp Mortgage, Inc. Citicorp owns indirectly 80% of the outstanding common stock of the Corporation.

Bill Beckmann, 37. Mr. Beckmann has been the President and Chief Operating Officer of the Corporation since October 1997. Before joining the Corporation, from 1984 to 1994, he held a number of jobs with Citicorp subsidiaries, including managing strategic planning for the Citicorp Card Products Group, managing planning for Citicorp's private label credit card program and managing asset dispositions for a provider of real-time financial information. From 1994 to 1997, Mr. Beckmann was a Vice President of International Business Machines, most recently with responsibility for developing IBM's Internet business.

Mr. Beckmann was elected a director of the Corporation in October 1997. His current term as director expires at the 1998 annual meeting. Mr. Beckmann is a nominee for election as director for a term that expires at the annual meeting occurring in the year 2001.

Christopher F. Edley, 70. Mr. Edley is the President Emeritus of The College Fund/UNCF ("UNCF"), and from 1973 to 1991 served as President and Chief Executive Officer of UNCF. Before joining UNCF, he served at The Ford Foundation, where he was Program Officer-in-Charge of the Government and Law Program. He is also a director of The Great Atlantic & Pacific Tea Company and AMR Corporation.

Mr. Edley has been a director of the Corporation since April 1993. His current term as director expires at the 1998 annual meeting. Mr. Edley will retire as a director at the 1998 annual meeting.

Peter M. Gallant, 54. Mr. Gallant joined Citibank in 1974 after 10 years in the paper and printing business. His first 6 years at Citicorp were with the World Corporation Group; 1980 to 1984 were with Treasury London, setting up the Customer Dealing business and then building the second version of Trestel, the dealer trading system. 1984-1985 was spent at Midland Bank.

In 1985, Mr. Gallant rejoined Citibank in New York in the Treasury Unit and held a number of jobs, including managing Treasury Marketing, the financial engineering piece of New York's treasury, and the funding books for North America, Latin America and Citicorp. From 1987 to 1990 he was in the Investment Bank in London, initially in charge of distribution in the Eurosecurities businesses, then as Chief of Staff to the head of the Investment Bank. Between 1991 and 1993 Mr. Gallant was responsible for the Global Finance Europe balance sheet, as Regional Treasurer and then as Asset Manager for Europe. Mr. Gallant was appointed Treasurer of Citicorp/Citibank, N.A. in September 1993.

Mr. Gallant has been a director of the Corporation since January 1996. His current term as director expires at the 1999 annual meeting.

Glenda B. Glover, 45. Dr. Glover has been the Dean of the School of Business of Jackson State University since 1994. From 1990 to 1994, she was the Chairperson of the Department of Accounting and an Assistant Professor at Howard University. Prior to joining Howard University, from 1985 to 1990, Dr. Glover was the Chief Financial Officer and a Senior Vice President of Metters Industries, Inc. From 1979 to 1984, she was the Project Manager for Tax Administration and Coordinator of Investor Relations at Potomac Electric Power Co. Dr. Glover founded the National Center for Enterprise Zone Research in 1987 and is currently the President of this non-profit economic development corporation.

Dr. Glover is a nominee for election as director for a term that expires at the annual meeting occurring in the year 2001.

Evelyn E. Handler, 64. Dr. Handler retired in 1998 from her position as Executive Director of the California Academy of Sciences, a position she held since 1994. From 1991 to 1993, she was an Associate in Education at Harvard University. Dr. Handler was a Senior Fellow of the Carnegie Foundation for the Advancement of Teaching from 1990 to 1993. She served as President of Brandeis University from 1983 to 1991 and President of the University of New Hampshire from 1980 to 1983. Prior to joining the University of New Hampshire, she was Dean of Sciences and Mathematics at Hunter College of the City University of New York. Dr. Handler is also a director of The New England Mutual Life Insurance Company.

Dr. Handler has been a director of the Corporation since April 1993. Her current term as director expires at the annual meeting occurring in the year 2000.

Carl E. Levinson, 51. Mr. Levinson is the Chairman and Chief Executive Officer of the Corporation. He is also Division Executive of Citicorp's Consumer Assets Division and has been Chairman of Citicorp Mortgage, Inc. since August 1992. Mr. Levinson joined Citicorp in 1973 as a manager of Funds Transfer in the New York Operating Group. In 1975 he became head of Finance, Administration and Operations for Citicorp Remittance Services and in 1979 was appointed Business Manager for Citicorp Remittance Services, a global check processing and cash management business. From 1982 to 1984, Mr. Levinson was the Global Product Manager for Citicorp Travelers Checks. In June 1984, Mr. Levinson moved into Citicorp Retail Services as Director of Business Development and Commercial Credit. In September 1986 he was appointed President and General Manager of Citicorp Retail Services, which offers private label credit card programs to leading retailers. He was appointed General Manager of Card Services in 1991 and spearheaded a corporate expense task force during the first half of 1992.

Mr. Levinson has been a director of the Corporation since October 1994. His current term as director expires at the annual meeting occurring in the year 2000.

Laura D. Williamson, 44. Ms. Williamson joined Citicorp in 1982 and has served in a number of senior corporate finance and capital markets positions, serving for four years as head of Citicorp's corporate finance staff responsible for evaluation and execution of strategic acquisitions and divestitures. She is currently head of Citicorp's Global Institutional Liquidity Business within Citicorp Global Asset Management.

Ms. Williamson has been a director of the Corporation since November 1992. Her term as director expires at the 1999 annual meeting.

Share Ownership of Directors and Named Executives

     The following directors, nominees and named executives and all current directors and executive officers as a group own, as of February 9, 1998, the number of shares of the Corporation's common stock set forth below. All owners have sole voting power and investment power with respect to such shares. The current directors and executive officers of the Corporation as a group beneficially own less than 1% of the total shares outstanding.

-------------------------------------------------------------------------------
     Name                                                              Shares
-------------------------------------------------------------------------------

     Bill Beckmann..................................................      None

     Stephen C. Biklen..............................................       800

     Gerald J. Bystrak..............................................       150

     Frederick J. Eckert............................................      None

     Christopher F. Edley...........................................     1,000

     Peter M. Gallant...............................................      None

     Glenda B. Glover...............................................      None

     Evelyn E. Handler..............................................      None

     Carl E. Levinson...............................................      None

     Michael S. Piemonte............................................     3,000

     Thomas R. Quinn, Jr............................................      None

     Laura D. Williamson............................................     1,510

     All directors and executive officers as a group (10 persons)...     2,660


     The following directors, nominees and named executives and all current directors and executive officers as a group own, as of February 9, 1998, the number of shares of Citicorp common stock set forth below. All owners have sole voting power and investment power with respect to such shares. The current directors and executive officers of the Corporation as a group beneficially own less than 1% of the total shares outstanding of Citicorp.

------------------------------------------------------------------------------
     Name                                                             Shares(1)
------------------------------------------------------------------------------

     Bill Beckmann................................................      1,294

     Stephen C. Biklen............................................      6,387

     Gerald J. Bystrak............................................       None

     Frederick J. Eckert..........................................        938

     Christopher F. Edley.........................................       None

     Peter M. Gallant.............................................    158,865

     Glenda B. Glover.............................................       None

     Evelyn E. Handler............................................       None

     Carl E. Levinson.............................................     34,833

     Michael S. Piemonte..........................................      1,446

     Thomas R. Quinn, Jr..........................................        369

     Laura D. Williamson..........................................     16,827

     All directors and executive officers as a group (10 persons).    212,188


(1) Includes the following shares of Citicorp common stock which the directors and named executives have the right to acquire within 60 days of February 9, 1998 pursuant to Citicorp employee benefit plans: Mr. Biklen--5,800 shares; Mr. Gallant--128,000 shares; Mr. Levinson--34,500 shares; Mr. Piemonte--1,100 shares; Ms. Williamson--12,500 shares; and all current directors and executive officers as a group--175,000 shares.


Certain Other Share Owners

     Citibank (New York State), 99 Garnsey Road, Pittsford, New York 14534, a wholly-owned subsidiary of Citicorp, is the only person known by the Corporation to own beneficially more than 5% of the Corporation's outstanding common stock.Citibank (New York State) is the owner of 16,000,000 shares of the Corporation's common stock, comprising 80% of the Corporation's outstanding common stock.


Section 16(a) Beneficial Ownership Reporting Compliance

     Based on its review of the reports furnished to the Corporation for 1997 pursuant to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Corporation believes that all of the reports required to be filed under Section 16 were filed on a timely basis.


Classification of the Board

     The Corporation's Certificate of Incorporation provides that the directors are divided into three classes, so that each director serves for a term ending on the date of the annual meeting of stockholders in the year in which the term of the applicable class of which such director is a member expires. The directors of each class serve three years, with the terms of office of each class of directors expiring in successive years. The stockholders of the Corporation generally will elect one-third of the directors at each annual meeting. Of the current members, Mr. Beckmann and Mr. Edley serve for a term expiring at the 1998 annual meeting, Mr. Gallant and Ms. Williamson serve for a term expiring at the 1999 annual meeting and Dr. Handler and Mr. Levinson serve for a term expiring at the 2000 annual meeting. Mr. Beckmann and Dr. Glover are nominated for election at the 1998 annual meeting as members of the class which will hold office until the third annual meeting following such election and until the election and qualification of their successors. If any nominee is unable to serve out his or her term, the Board may appoint a successor to fill the unexpired portion.


Board Meeting Data

     There were 7 meetings of the Board during 1997. All directors attended 75% or more of the total Board and committee meetings held except that Mr. Gallant attended 57% of the total Board meetings.


Board Committees

      The Board has constituted an Audit Committee and a Compensation Committee. The Board does not have a standing Nominating Committee. The Audit Committee, which is comprised of Mr. Edley, Dr. Handler and Ms. Williamson, had four meetings during 1997. The Compensation Committee, which is comprised of Mr. Edley and Dr. Handler, had three meetings during 1997.

     The principal functions of the Audit Committee include recommending independent auditors to be employed by the Corporation and conferring with such auditors; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Corporation; and recommending to the Board policies and procedures for dealing with potential conflicts of interest.

     The principal functions of the Compensation Committee are reviewing and recommending compensation for all executive officers of the Corporation, evaluating annually individual and corporate performance, evaluating information provided to the Corporation by independent third parties concerning such matters as competitive compensation levels and employee benefit programs and administering the Corporation's stock option plan.


Board Compensation

     Directors of the Corporation who are employees of the Corporation or of Citicorp or one of its subsidiaries do not receive any fees or additional compensation for services as members of the Board or any committee thereof. In 1997 Directors who were not employees of the Corporation or of Citicorp or one of its subsidiaries received an annual fee of $20,000 for service on the Board, an annual fee of $5,000 for service as Chairman of the Audit Committee or the Compensation Committee and a fee of $1,000 for attendance at each Board or committee meeting. All directors are reimbursed for travel and other related expenses incurred in attending meetings of the Board or committees thereof.


EXECUTIVE OFFICERS

      The executive officers of the Corporation and their ages and positions with the Corporation as of March 31, 1998 are set forth below. Officers serve at the pleasure of the Board.

Name                      Age      Position and Office Held
----                      ---      ------------------------

Carl E. Levinson           51      Chairman and Chief Executive Officer
Bill Beckmann              37      President and Chief Operating Officer
Gerald J. Bystrak          51      Vice President and Director of Operations
John R. Coffin             49      Vice President and General Counsel
Thomas R. Quinn, Jr.       38      Vice President and Director of Sales
Yiannis Zographakis        35      Vice President, Chief Financial Officer and
                                          Treasurer

     The present principal occupations and five-year employment history of each of the above executive officers (except Mr. Beckmann's and Mr. Levinson's which are set forth on pages 1 and 2 respectively) is set forth below:

      Mr. Bystrak has been Vice President and Director of Operations since 1990. From 1986 until 1990, Mr. Bystrak served as Director of Finance and Credit of the Citibank Student Loan Business. Mr. Bystrak joined Citibank in 1974.

      Mr. Coffin joined the Corporation in 1994 and was appointed as Vice President and General Counsel in March 1995. Mr. Coffin joined Citicorp in 1983 and, since 1986, has held various positions with Citibank (New York State), including General Counsel and Commercial Risk Manager. Mr. Coffin is currently Secretary of Citibank (New York State).

      Mr. Quinn joined the Corporation in April 1997. Prior to joining the Corporation, Mr. Quinn held various positions with Citibank, Federal Savings Bank, and was in charge of its Connecticut mortgage sales office. Mr. Quinn joined Citibank in 1992.

      Mr. Zographakis joined the Corporation in March 1998. Prior to joining the Corporation, Mr. Zographakis held various positions with Citibank, N.A., including Director of Finance for the Consumer Assets Division of Citibank and Financial Controller for Citibank Consumer Finance. Mr. Zographakis joined Citibank in 1990.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Corporation has engaged and expects to continue to engage in a variety of business relationships with Citicorp and certain of its affiliates. Such relationships are conducted pursuant to a number of agreements and transactions initially entered into when the Corporation's operations were conducted by Citibank (New York State). Management believes that such agreements and transactions are on terms no less favorable to the Corporation than those that could be obtained from unaffiliated third parties. It is the intention of the Corporation that such agreements and the transactions provided for therein be conducted on an arm's-length basis and, taken as a whole, accommodate the parties' interests in a manner that is fair to each of the parties.

     Citibank (New York State) has made available to the Corporation credit facilities pursuant to which the Corporation may borrow up to $8.0 billion for specified terms and at specified variable interest rates. At December 31, 1997, the Corporation's outstanding borrowings under these facilities were approximately $7.3 billion. During 1997, the Corporation incurred approximately $372 million in interest and fees to Citibank (New York State) and its affiliates pursuant to these credit facilities. The Corporation believes that the terms of these facilities are no less favorable to the Corporation than those that could be obtained from unaffiliated parties.

     Citicorp has agreed that neither Citicorp nor any of its majority-owned subsidiaries (other than the Corporation) will engage in the business of originating guaranteed student loans under the federal guaranteed student loan program or successor legislation ("Guaranteed Student Loans") or certain "alternative" student loans until December 22, 1999. The agreement will not prevent Citicorp or its affiliates from acquiring any institution that is in the business of originating Guaranteed Student Loans or alternative student loans, provided that Citicorp or its affiliates must cease or dispose of the business within a specified period.

     The agreement does not restrict Citicorp and its affiliates from acquiring, holding or servicing Guaranteed Student Loans or alternative student loans. Currently, Citicorp and its subsidiaries (other than the Corporation) do not hold or service any material amount of Guaranteed Student Loans or alternative student loans, and have no plans to engage in such business to any significant extent. In addition, the agreement contains no restrictions on any lending activity, other than originating Guaranteed Student Loans or alternative student loans, by Citicorp and its affiliates. Citibank (New York State) and other bank subsidiaries of Citicorp are in the business of making personal loans, including loans specifically for the purpose of funding education costs and loans the proceeds of which may be used for those purposes.

     The agreement also restricts the Corporation from engaging in certain business activities that would compete with other affiliates of Citicorp. The Corporation does not believe that the agreement imposes any material restrictions on its current or planned operations.

     Citicorp has licensed to the Corporation, for as long as the Corporation remains a direct or indirect majority-owned subsidiary of Citicorp, certain trade names and trademarks for use in the Corporation's business. In addition, Citibank (New York State) and certain of its bank affiliates have agreed for a period which expires December 31, 1999 to allow the use of their mailing lists and provide other marketing arrangements to the Corporation, and the Corporation will allow the use of its customer list by Citibank (New York State) and its affiliates during that period.

     The Corporation and Citibank (New York State) have agreed that Citibank (New York State) or its affiliates will continue to perform for the Corporation certain functions and services previously provided by them. These services consist primarily of financial and regulatory reporting, financial systems, data processing, payroll and benefits administration, telecommunications, audit, payment processing, legal affairs and support staff. The Corporation incurred approximately $6.4 million for the cost of those services provided by Citibank (New York State) and its affiliates in 1997.

     Citibank (New York State) provides the Corporation's office facility and furniture in Pittsford under a one-year lease agreement that, during 1997, provided for annual payments of approximately $2.0 million, which included the Corporation's allocable share of utilities, security and cafeteria expenses. The agreement expires in December 1998, with an option to renew for an additional one-year term.

     In order to comply with the provisions of the federal Higher Education Act of 1965, as amended, all of the Corporation's Guaranteed Student Loans are held, and all new Guaranteed Student Loans are originated, by the Corporation through a trust established solely for the benefit of the Corporation (the "Trust"). An institution qualifying as an eligible lender under the provisions of the Act will act as trustee of the Trust. Citibank (New York State) currently acts as trustee. As such, it has certain administrative and record-keeping responsibilities, for which it is entitled to receive reasonable annual compensation as agreed by the Corporation and Citibank (New York State) plus reimbursement of expenses; however, no such compensation or reimbursement was requested by Citibank (New York State) or made in 1997. In addition, the Corporation has agreed to indemnify Citibank (New York State) for certain liabilities that may arise out of the trustee's performance of its duties. The Corporation believes that the terms of the Trust, including the trustee's compensation, are no less favorable than those that could be obtained from unaffiliated parties.

     The Corporation is included in the consolidated federal income tax return of which Citibank (New York State) is a member for federal income tax purposes, and is included in the consolidated, combined or unitary state/local income or franchise tax returns of which Citibank (New York State) or certain of its affiliates are members for certain state/local income or franchise tax purposes. The Corporation and Citibank (New York State) have entered into an agreement which provides that, for the period up to and including the last day on which the Corporation is a member of such consolidated, combined or unitary returns, or with respect to (i) (B) and (ii)
(B) below, its activity is included in such a return, (i) the Corporation will pay to Citibank (New York State) (A) an amount equal to the federal, state and local taxes the Corporation would have paid had it filed its federal, state and local income or franchise tax returns on a separate company basis and (B) the amount, if any, by which the tax liability of any unitary group (of which Citibank (New York State) or any of its affiliates (other than the Corporation) are members) is increased by virtue of the inclusion of the Corporation's activity in the group's unitary return and (ii) Citibank (New York State) will pay to the Corporation (A) an amount equal to the tax benefit of the actual tax loss of the Corporation as if the Corporation filed a separate return and (B) the amount, if any, by which the tax liability of any unitary group (of which Citibank (New York State) or any of its affiliates (other than the Corporation) are members) is reduced by virtue of the inclusion of the Corporation's activity in the group's unitary return. The agreement also provides that the Corporation will pay to Citibank (New York State) one-half of the tax benefit derived by the Corporation as a result of payments by the Corporation in exchange for the transfer of assets to the Corporation by Citibank (New York State) and the execution of the noncompetition agreement. During 1997, the Corporation paid approximately $30.3 million to Citibank (New York State) pursuant to this agreement.

     In 1997 the Corporation launched an alternative loan product, CitiAssist. In order to comply with applicable banking laws, CitiAssist loans are originated by Citibank (New York State) and serviced by the Corporation. Expenses incurred by the Corporation in underwriting, disbursing and servicing CitiAssist loans for Citibank (New York State) are reflected in a service fee charged to Citibank (New York State) pursuant to an intercompany agreement. During 1997, Citibank (New York State) paid the Corporation approximately $526,000 in fees in connection with the agreement. CitiAssist loans are purchased by the Corporation at a premium shortly after the final disbursement is made. As of December 31, 1997, the Corporation's CitiAssist loan portfolio totaled $13.7 million.

     In December 1997 the Corporation formulated a restructuring plan to realign its business and processing structure. In 1998 and 1999, the Corporation will outsource a significant part of its operations to subsidiaries of Citicorp. Services to be provided by subsidiaries of Citicorp will be obtained in accordance with the terms of a proposal approved by the Corporation's Board of Directors. Management believes that the terms of this proposal are no less favorable than those that could be obtained from unaffiliated parties.


COMPENSATION

     Employees of the Corporation continue to participate in the compensation plans of Citicorp and its affiliates. The Corporation reimburses Citicorp for all expenses incurred in connection with its employees' salaries and benefits. These plans are designed to attract, retain and appropriately reward individuals for their short- and long-term contributions to Citicorp and its businesses. Generally, compensation for the Corporation's executive officers consists of salary, an annual cash incentive award and stock options, as well as a retirement plan, a savings incentive plan, a stock purchase plan, a medical plan and other benefit plans available to employees generally, in which executive officers also participate.

     The tables on pages 8 through 10 set forth a profile of the Corporation's executive compensation and show, among other things, salaries and bonuses paid during the last three years, options granted in 1997 and aggregate option exercises in 1997 for the two people who served as Chief Executive Officer at any time during 1997 and each of the five other most highly compensated executive officers.

                                                   SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------
                                                                                     Long-Term
                                                           Annual Compensation     Compensation
-------------------------------------------------------------------------------------------------------------------
                                                                                     Number of
                                                                                    Securities
                                                                                    Underlying       All Other
          Name and Principal Position           Year       Salary     Bonus(1)        Options     Compensation(3)
                                                                                    Granted(2)
-------------------------------------------------------------------------------------------------------------------
Carl E. Levinson,                                   1997    $337,500     $350,000           17,000         $20,250
      Chairman and Chief Executive Officer(4)       1996     322,833      315,625           11,000          19,370
                                                    1995     310,000      328,125           11,000          18,600

Stephen C. Biklen,                                  1997     223,860       72,000              -0-          13,432
      President and Chief Executive Officer(5)      1996     217,000      144,000            3,000          13,020
                                                    1995     208,333      140,000            2,800          12,500

Bill Beckmann,                                      1997      41,667      200,000           10,000           1,250
     President and Chief Operating Officer(6)       1996         -0-          -0-              -0-             -0-
                                                    1995         -0-          -0-              -0-             -0-

Gerald J. Bystrak,                                  1997     155,167       80,000              -0-           9,310
      Vice President and Director of                1996     142,633       60,000            1,500           8,558
       Operations                                   1995     132,983       45,000            1,500           7,939

  Frederick J. Eckert,                              1997     140,405       20,000              -0-           8,424
    Vice President and Director of                  1996     136,193       32,000              -0-           8,172
    Sales                                           1995     130,800       34,000              500           7,848

  Michael S. Piemonte,                              1997     160,000          -0-              -0-           9,600
    Vice President, Treasurer and                   1996     159,583       40,000            1,000           9,575
    Chief Financial Officer(7)                      1995     155,916       35,000              -0-           9,353

  Thomas R. Quinn, Jr.,                             1997     114,776       45,000              -0-           6,375
    Vice President and Director of Sales(8)         1996     150,659          -0-              -0-           4,800
                                                    1995     140,987          -0-              -0-           4,800

(1)  Bonus awards were made in 1998 based on 1997 performance.

(2) Options for 1997 were granted in January 1998, options for 1996 were granted in January 1997 and options for 1995 were granted in January 1996. All options given to the named executives indicated in the table above are options to purchase the common stock of Citicorp.

(3) Cash compensation earned pursuant to the Citicorp Savings Incentive Plan. Any amounts in excess of contribution limits established by the Internal Revenue Service are paid in cash to the named executive officer.

(4) Mr. Levinson was appointed Chairman and Chief Executive Officer of the Corporation in October 1997. Mr. Levinson is employed by an affiliate of Citicorp. All of Mr. Levinson's compensation indicated in the table above was paid by an affiliate of Citicorp.

(5) Mr. Biklen was President and Chief Executive Officer of the Corporation until October 1997.

(6) Mr. Beckmann's employment with the Corporation commenced in October 1997. Mr. Beckmann's annual salary rate for 1997 was $250,000. Mr. Beckmann received a sign-on bonus for 1997 of $200,000.

(7) Mr. Piemonte was employed by the Corporation until March 1998. Yiannis Zographakis was appointed Chief Financial Officer and Treasurer in March 1998.

(8) Mr. Quinn's employment with the Corporation commenced in April 1997. Prior to April 1997, Mr. Quinn worked for a Citicorp subsidiary. Mr. Quinn's compensation indicated in the table above was paid by a Citicorp subsidiary prior to April 1997. The Corporation awarded Mr. Quinn for 1997 a sign-on bonus of $15,000 and a bonus of $30,000 based on 1997 performance.

                                              OPTION GRANTS IN LAST FISCAL YEAR(1)
---------------------------------------------------------------------------------------------------------------------------
                                                                               Potential Realizable Value at Assumed
                                                                                    Annual Rates of Stock Price
                            Individual Grants                                     Appreciation for Option Term(4)
---------------------------------------------------------------------------------------------------------------------------
                         Number of     Percent of
                        Securities    Total Options
                        Underlying     Granted to         Exercise
                          Options     Employees in         Price                 Expiration
        Name            Granted(2)     Fiscal Year       ($/share)                 Date                 5%         10%
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Carl E. Levinson          17,000           (3)            $120.625                1/20/03              $-0-        $-0-
Stephen C. Biklen           -0-            N/A              N/A                     N/A                N/A         N/A
Bill Beckmann             10,000           (3)            120.625                 1/20/08            758,604    1,922,452
Gerald J. Bystrak           -0-            N/A              N/A                     N/A                N/A         N/A
Frederick J. Eckert         -0-            N/A              N/A                     N/A                N/A         N/A
Michael S. Piemonte         -0-            N/A              N/A                     N/A                N/A         N/A
Thomas R. Quinn, Jr.        -0-            N/A              N/A                     N/A                N/A         N/A

(1) Options for 1997 were granted in January 1998. The 1997 options are options to purchase the common stock of Citicorp.

(2) Options in respect of Citicorp common stock granted to Mr. Levinson for 1997 have a term of five years and vest only when the price of Citicorp common stock reaches $200 per share. Options in respect of Citicorp common stock granted to Mr. Beckmann for 1997 have a term of ten years and vest on the third anniversary of the date of grant to the extent of 50% of such options and on the fourth anniversary of the grant date to the extent of the balance.

(3) Each of Messrs. Levinson and Beckmann was granted fewer than 0.25% of the total options granted to Citicorp employees for 1997. The options granted to Messrs. Levinson and Beckmann represent 48.23% and 28.37% respectively, of the total Citicorp options granted to officers or employees of The Student Loan Corporation for 1997.

(4) Amounts for the named executive officers shown in these columns have been derived by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), multiplying the result by the number of shares covered by the options, and subtracting the aggregate exercise price of the options. The dollar amounts set forth under this heading are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the stock price of Citicorp.

           AGGREGATED STUDENT LOAN CORPORATION OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE
----------------------------------------------------------------------------------------------------------------------------

                          Shares                            Number of Securities               Value of Unexercised
                         Acquired                          Underlying Unexercised              In-The-Money Options
                            on            Value         Options at Fiscal Year-End             at Fiscal Year-End(1)
                         Exercise       Realized       Exercisable      Unexercisable    Exercisable     Unexercisable
----------------------------------------------------------------------------------------------------------------------------
Carl E. Levinson            -0-           $ -0-            -0-               -0-            $ -0-             $-0-
Stephen C. Biklen           -0-             -0-            -0-              25,000            -0-           831,250
Bill Beckmann               -0-             -0-            -0-               -0-              -0-              -0-
Gerald J. Bystrak           -0-             -0-            -0-              6,000             -0-          199,500
Frederick J. Eckert         -0-             -0-            -0-              6,000             -0-          199,500
Michael S. Piemonte         -0-             -0-            -0-              6,000             -0-           199,500
Thomas R. Quinn, Jr.        -0-             -0-            -0-               -0-              -0-             -0-

(1)  Based on the market value of the Corporation's common stock on the New York
     Stock Exchange composite tape at close of business on December 31, 1997 which was $49.375 per share.

                                  AGGREGATED CITICORP OPTION EXERCISES IN LAST FISCAL YEAR AND
                                                  FISCAL YEAR-END OPTION VALUE
------------------------------------------------------------------------------------------------------------------------------
                                       Shares                         Number of Securities          Value of Unexercised
                                      Acquired                       Underlying Unexercised         In-The-Money Options
                                         on           Value       Options at Fiscal Year-End(3)     at Fiscal Year-End(3)
                                    Exercise(1)    Realized(2)      Exercisable   Unexercisable  Exercisable  Unexercisable
------------------------------------------------------------------------------------------------------------------------------
Carl E. Levinson                      28,018       $ 2,364,143.50        34,500        39,000     $2,555,281.25     $936,187.50
Stephen C. Biklen                        -0-                  -0-           -0-         3,000               -0-       47,812.50
Bill Beckmann                            -0-                  -0-           -0-        10,000               -0-       58,125.00
Gerald J. Bystrak                        -0-                  -0-           -0-         3,000               -0-      114,187.50
Frederick J. Eckert                    1,100            28,318.75           -0-           500               -0-       30,093.75
Michael S. Piemonte                      -0-                  -0-         1,100         1,000         95,631.25       15,937.50
Thomas R. Quinn, Jr.                     -0-                  -0-           -0-           -0-               -0-             -0-
------------------------------------------------------------------------------------------------------------------------------

(1)  Includes all exercises during 1997.

(2) The value realized equals the market value of Citicorp common stock acquired on the date of exercise minus the exercise price.

(3) The value of those options reflected in the table is the market value of common stock on December 31, 1997 minus the related exercise price. The market value of Citicorp's common stock on the New York Stock Exchange composite tape as of December 31, 1997 was $126.4375 per share.

     Citicorp also provides compensation to the employees of the Corporation in the form of a benefit under the Retirement Plan. The following table sets forth the estimated annual retirement benefits as of December 31, 1997, as provided by the Retirement Plan and supplemental non-qualified pension plans, payable upon retirement to employees in specified remuneration and years-of-service classifications. Amounts include estimated Social Security benefits that would be deducted in calculating benefits payable under the Retirement Plan. The estimated amounts are based on the assumption that payments under the Retirement Plan will commence upon retirement at age 65.

                              PENSION PLAN TABLE(1)
--------------------------------------------------------------------------------
                                          Years of Service
Remuneration                    15      20       25       30       35
--------------------------------------------------------------------------------
$100,000................    $ 30,000 $ 40,000 $ 50,000 $ 60,000 $63,750
 130,000................      39,000   52,000   65,000   78,000  82,875
 160,000................      48,000   64,000   80,000   96,000 102,000
 190,000................      57,000   76,000   95,000  114,000 121,125
 220,000................      66,000   88,000  110,000  132,000 140,250
 250,000................      75,000  100,000  125,000  150,000 159,375
 300,000................      90,000  120,000  150,000  180,000 191,250
 350,000................     105,000  140,000  175,000  210,000 223,125
 400,000................     120,000  160,000  200,000  240,000 255,000
--------------------------------------------------------------------------------

(1) This table reflects a straight life annuity benefit.

     The years of credited service under the Retirement Plan as of December 31, 1997 for Messrs. Levinson, Biklen, Beckmann, Bystrak, Eckert, Piemonte and Quinn were approximately 25, 24, 11, 24, 12, 5 and 6 years, respectively. Covered compensation under the Retirement Plan and the supplemental non-qualified pension plans is the participant's base salary and, with respect to the individuals named in the Summary Compensation Table, does not differ substantially (by more than 10%) from the salary compensation set forth therein. The benefit payable at retirement is based on a specified percentage of the average of covered compensation for the five highest-paid years of the last ten years of employment. Messrs. Levinson, Biklen, Beckmann, Bystrak, Eckert, Piemonte and Quinn will be credited with 35, 35, 35, 35, 24, 28 and 32 years of service, respectively, upon normal retirement at age 65. Mr. Biklen retired as a director and officer of the Corporation effective February 1, 1998.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Corporation's Board of Directors (the "Committee") is responsible for reviewing and recommending compensation for all executive officers of the Corporation. The Committee, which met three times during 1997, consists of two directors who are not employees of the Corporation or Citicorp and who are not eligible to participate in any of the Corporation's or Citicorp's compensation programs. The Committee annually evaluates individual and corporate performance.

     The Corporation is 80% owned by Citibank (New York State), a subsidiary of Citicorp. Accordingly, Citicorp management plays an important role in determining not only compensation for the Chief Executive Officer and Chief Operating Officer of the Corporation in particular and all other employees generally but also financial and other business goals of the Corporation. The Corporation's relationship with Citicorp is an integral component of the Committee's determination of compensation levels.

      During 1997, two individuals acted as Chief Executive Officer of the Corporation. Mr. Biklen was the Chief Executive Officer and President of the Corporation until October 1997, when Mr. Levinson became the Chief Executive Officer. At the time of Mr. Levinson's appointment as Chief Executive Officer, the managerial structure of the Corporation was changed, with Mr. Levinson being appointed Chairman and Chief Executive Officer and Mr. Beckmann being appointed President and Chief Operating Officer. Mr. Beckmann performs many of the tasks formerly performed by Mr. Biklen.

      Mr. Levinson is employed and compensated by a subsidiary of Citicorp. His compensation is determined by the senior management of Citicorp, based on the performance of the Corporation, as well as on the performance of other Citicorp businesses for which Mr. Levinson is responsible.

     Mr. Biklen's compensation for 1997 was initially recommended by the Citicorp executive responsible for Citicorp's investment in the Corporation. The Committee then reviewed the performance of Mr. Biklen and the level of compensation recommended by Citicorp management and determined the appropriate compensation for approval by the Board. Compensation for executive officers other than Mr. Biklen was determined by the Committee based on input from, and recommendations made by, Mr.
Levinson and Mr. Biklen.

     Compensation for the Corporation's executive officers consists of salaries and annual cash incentive awards. The Committee is also authorized to grant awards under the Corporation's Stock Incentive Plan. In addition, all employees of the Corporation are eligible to participate in certain of the compensation plans of Citicorp and its affiliates, including Citicorp's Savings Incentive Plan, Stock Purchase Plan and Retirement Plan. The Corporation reimburses Citicorp for expenses incurred in connection with compensation and benefits provided under Citicorp's plans.

     Total annual compensation of executive officers is based on individual and corporate performance. While corporate performance measures are considered in setting compensation levels, no specific quantitative formula is used in making compensation decisions or recommendations.

     Salaries for Mr. Biklen and other executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. Salaries are reviewed periodically and adjusted as warranted to reflect competitive pay levels. Annual cash incentive awards for Mr. Biklen and other executive officers are based on an assessment of individual performance and corporate results in attaining or exceeding a set of targets agreed on by the management of the Corporation and Citicorp and approved by the Committee.

     Incentive awards, including stock option grants, vary based on assessments of each executive officer's individual contributions as well as corporate performance. The Committee reviews options granted to executive officers of the Corporation to purchase shares of Citicorp stock when determining whether or not to grant to executive officers options to purchase the Corporation's stock. Certain executive officers of the Corporation received Citicorp stock options for 1997. In light of these grants, after consultation with management of the Corporation and with the other members of the Corporation's Board of Directors, the Committee determined not to grant any options to purchase the Corporation's stock for 1997. No additional options to purchase the Corporation's stock may be granted under the Corporation's Stock Incentive Plan after January 1, 1998.


By the Compensation Committee

Christopher F. Edley, Chairman
Evelyn E. Handler

STOCK PRICE PERFORMANCE

                                          COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                                         THE STUDENT LOAN CORPORATION, THE S&P 500 AND
                                             THE STUDENT LOAN MARKETING ASSOCIATION

                                  [GRAPHIC OMITTED: INFORMATION RELFECTED IN TABLE BELOW]

---------------------------------------------------------------------------------------------------------------------------
                                                                                   1993(1) 1994(1)  1995(1) 1996(1) 1997(1)
---------------------------------------------------------------------------------------------------------------------------
  The Student Loan Corporation..................................................   $  100  $   98   $ 184   $ 203   $ 273
  S&P 500.......................................................................   $  100  $  101   $ 140   $ 172   $ 229
  Student Loan Marketing Association............................................   $  100  $   75   $ 155   $ 223   $ 337
---------------------------------------------------------------------------------------------------------------------------

(1) The dollar amounts set forth under this column are based on the closing prices on December 31, 1993, 1994, 1995, 1996 and 1997, respectively.

II. STOCKHOLDER APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

     The Board believes it appropriate to submit for action by the stockholders its selection of KPMG Peat Marwick LLP ("KPMG"), certified public accountants, as auditors of the Corporation for the year 1998. The appointment of this firm is proposed by the Board based, in part, on KPMG's review of and familiarity with the Corporation's business as part of its audit of Citicorp. KPMG has served as the independent auditor for the Corporation since it commenced operations in 1992, for Citibank since 1964 and for Citicorp since it commenced operations in 1968.

     Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement and to be available to respond to questions regarding these or any other appropriate matters.

     Adoption of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the meeting by the stockholders entitled to vote thereon.

     The Board of Directors recommends a vote FOR this proposal.


OTHER MATTERS

     The cost of solicitation of proxies will be borne by the Corporation. Proxies may be solicited by mail, personal interview or telephone. Directors, officers and regular employees of the Corporation may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and will, upon request, be reimbursed for reasonable expenses incurred. Employees of Georgeson & Co. Inc. will also solicit proxies at a fee of approximately $600 plus out-of-pocket expenses.

     As of the date of this Proxy Statement, the Corporation does not intend to present and has not been informed that any other person intends to present any business not specified in this Proxy Statement for action at the meeting. If any other matters come before the meeting, proxies will be voted on such matters in accordance with the judgment of the person or persons authorized to vote the proxies.

     Only stockholders of record at the close of business (5:00 P.M., Eastern
Time) on March 31, 1998, will be entitled to notice of and to vote at the meeting. Stockholders are urged to sign the enclosed proxy card, solicited on behalf of the Corporation's Board, and to return it promptly in the enclosed envelope. Proxies will be voted in accordance with stockholders' directions. Signing the proxy card does not affect a stockholder's right to vote in person at the meeting, and the proxy may be revoked prior to its exercise by appropriate notice to the undersigned. If no directions are given, proxies will be voted for the election of directors and for the approval of the selection of independent auditors. Citibank (New York State), a wholly-owned subsidiary of Citicorp, which exercises sole voting power over a majority of the outstanding shares of common stock, has advised the Corporation that it intends to vote all such shares in favor of the election of the nominees named herein and for the ratification of the Corporation's independent auditors. Because of the voting power of Citibank (New York State), those nominees are assured election and the ratification of independent auditors is assured passage. On any of these matters, abstentions and broker non-votes are not considered votes cast.

     Copies of the Corporation's Annual Report to Stockholders and Form 10-K may be obtained without charge by writing to the Corporation at 99 Garnsey Road, Pittsford, New York 14534, Attention: Investor Relations, or by telephone request to (716) 248-7187.


SUBMISSION OF STOCKHOLDER PROPOSALS FOR INCLUSION IN THE STUDENT LOAN CORPORATION'S 1999 PROXY STATEMENT

     In accordance with Rule 14a-8 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the Corporation will accept proposals of stockholders for possible inclusion in the Corporation's 1999 Proxy Statement through the close of business on December 4, 1998.

                       By order of the Board of Directors,



                              /s/ Stephen E. Dietz
                                Stephen E. Dietz
                                    Secretary

1998 PROXY               THE STUDENT LOAN CORPORATION
     Annual Meeting of Stockholders--May 8, 1998, 11:00 A.M. (Eastern time),
            One Court Square, 50th Floor, Long Island City, New York
               INSTRUCTIONS--To withhold authority to vote for any
                    individual nominee, write that nominee's
                        name on the line provided below.

                         Bill Beckmann, Glenda B. Glover
       Stock is NOT to be voted for the following nominee(s) for director:

             ------------------------------------------------------

The undersigned appoints Bill Beckmann, Carl E. Levinson and Yiannis Zographakis, or any of them, proxies, each having power to substitute another person to vote all the stock of The Student Loan Corporation held of record by the undersigned on March 31, 1998 at the Annual Meeting of Stockholders of The Student Loan Corporation to be held on May 8, 1998 and at any adjournment thereof. The proxies have authority to vote such stock, as indicated on the reverse side hereof, (1) to elect directors and (2) to ratify the selection of Independent Auditors. The proxies are further authorized to vote such stock upon any other business that may properly come before the meeting or any adjournment thereof.

Please indicate on the reverse side of this card how your stock is to be voted. Unless you otherwise indicate, this proxy will be voted "FOR" the election of directors and "FOR" the proposal on Independent Auditors.

Please date and sign this proxy on the reverse side and return it promptly whether or not you expect to attend the meeting. You may, nevertheless, vote in person if you do attend. We thank you for your interest.

           This Proxy is Solicited on Behalf of the Board of Directors

                       PROPOSALS OF THE BOARD OF DIRECTORS
                       The Directors Recommend a Vote FOR

I.  Election of Directors                         FOR    WITHHOLD*    ABSTAIN
                                                  [_]       [_]          [_]

II. Ratification of Independent Auditors          FOR    WITHHOLD*    ABSTAIN
                                                  [_]       [_]          [_]

      *To withhold authority to vote for any individual mark this box AND write that nominee's name on the line provided on the reverse side of this card. Unless you otherwise indicate, this proxy will be voted "FOR" the election of directors and "FOR" the proposal on Independent Auditors.



           This Proxy is Solicited on Behalf
               of the Board of Directors

   Please Sign Here exactly as your name(s) appear(s) to the left.

__________________________________________

__________________________________________

  Dated:__________________________________
  When signing as attorney, executor, administrator, trustee or guardian, please give full title.